Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2023, TO DECEMBER 31, 2023

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2023, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR Parts 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). If we know or have reason to believe that any of the Conflict Minerals necessary to the functionality or production of our products (i) may have originated in the Democratic Republic of the Congo (the “DRC”) and the adjoining countries (the “Covered Countries”), as defined in Item 1.01(d)(1) of Form SD, and (ii) may not be from recycled or scrap sources, we must perform due diligence on the source and chain of custody of our Conflict Minerals.
We are committed to our efforts to source materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. It is our policy that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is also our policy to assess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our manufactured products can be classified in two major categories: (1) da Vinci® surgical systems and instruments and accessories and (2) Ion® endoluminal systems and instruments and accessories (collectively, the “Covered Products”). The Covered Products contain Conflict Minerals that are necessary to the functionality or production of these products.
Da Vinci surgical systems, instruments and accessories, and digital solutions
Through December 31, 2023, we have commercialized the following da Vinci surgical systems – the standard da Vinci surgical system in 1999, the da Vinci S® surgical system in 2006, the da Vinci Si® surgical system in 2009, and the fourth-generation da Vinci Xi® surgical system in 2014. We have extended our fourth-generation platform by adding the da Vinci X® surgical system in 2017 and the da Vinci SP® surgical system in 2018. In 2024, we launched the fifth-generation da Vinci 5 surgical system. Our da Vinci surgical systems products generally include the following: surgeon’s console, patient-side cart, 3DHD vision system, Integrated Table Motion, and Firefly® fluorescence imaging, as well as our cloud-enabled SimNow simulation platform.
We sell various instruments and accessories which are used in conjunction with the da Vinci surgical systems as surgical procedures are performed. These products include da Vinci Instruments, da Vinci Stapling, da Vinci Energy, and accessory products.
We also offer customers digital solutions and connected offerings for streamlining performance with program-enhancing insights. These digital solution products include Intuitive Hosted & Managed Services, 3D Modeling Services, My Intuitive, and Intuitive Hub. Additionally, we provide technology-based solutions for education and training, including Intuitive Learning, SimNow, customized training models, remote case observations, telepresence, and the Advanced Insights Suite.
Ion endoluminal system
The Ion endoluminal system is a flexible, robotic-assisted, catheter-based platform that utilizes instruments and accessories for which the first cleared indication is minimally invasive biopsies in the lung.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Report on Form 10-Q for the period ended March 31, 2024.

II. CONFLICT MINERALS COMPLIANCE PROGRAM
Our Conflict Minerals Compliance Program (the “Compliance Program”) has been designed to conform, in all material respects, to the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD Framework”). Our Compliance Program is designed to address the following five key objectives:
•Establish a Corporate Program for Conflict Minerals
•Identify and Assess Risk in the Supply Chain
•Design a Strategy to Respond to Identified Risk in the Supply Chain
•Fulfill Conflict Minerals Independent Audit and Reporting Obligations
•Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program with senior management support, including representatives from Global Supply Chain Operations, Corporate Finance, Legal, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:
•Maintenance of our Conflict Minerals policy on our website at https://www.intuitive.com/en-us/about-us/company/legal/governance.
•Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.
•Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.
•Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.
We are a member of the Responsible Minerals Initiative (“RMI”) supporting the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the Responsible Minerals Assurance Process (the “RMAP”), part of the RMI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
III. REASONABLE COUNTRY OF ORIGIN INQUIRY
For 2023, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country or came from recycled or scrap materials. To collect country of origin information from our suppliers, we conducted a supply chain survey with our suppliers using the Conflict Minerals Reporting Template (“CMRT”) maintained by the RMI. We utilized the RMI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in the supply chain of our Covered Products and their countries of origin. During the reporting period ended December 31, 2023, we received responses from approximately 92% of our first-tier suppliers. Refer to our “Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin” section for a summary of the country of origin information collected for each of the Conflict Minerals.

We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in-person communications with the suppliers. First-tier suppliers not satisfying our RCOI requirement are escalated to management, as needed, based on our due diligence process.
Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a company level, division level, product category level, or at a product level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
IV. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION
Design of Due Diligence Framework
Our due diligence framework has been designed to conform, in all material respects, to the OECD Framework.
Due Diligence Measures Undertaken
We are a downstream company and, although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:
◦The supplier’s response was not submitted utilizing the CMRT.
◦The supplier has indicated that Conflict Minerals are present in their products but does not provide smelter (or refiner) or country of origin data.
◦The supplier reported that the smelters or refiners are unknown or does not list them but confirms that none of the minerals originate from the Covered Countries.
◦The supplier has identified the country of origin information but does not identify a smelter or refiner.
◦The supplier identified a smelter or refiner that does not actually process the identified conflict mineral.
High-risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the RMAP listing of validated smelters and refiners that are conformant with the RMAP assessment protocols. The RMAP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the RMAP.

Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. We are a member of the RMI, supporting the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
V. CONCLUSIONS
Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our due diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our due diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the RMI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort that we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in the supply chain of our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in the supply chain of our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral – Tin
Facilities Identified with “Conflict-Free Status – Unknown”
An Vinh Joint Stock Mineral Processing Company	Ma'anshan Weitai Tin Co., Ltd.	Precious Minerals and Smelting Limited
Dongguan CiEXPO Environmental Engineering Co., Ltd.	Malaysia Smelting Corporation Berhad (Port Klang)	PT Bangka Tin Industry
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Melt Metais e Ligas S.A.	PT Panca Mega Persada
Gejiu City Fuxiang Industry and Trade Co., Ltd.	Modeltech Sdn Bhd	PT Tirus Putra Mandiri
Gejiu Kai Meng Industry and Trade LLC	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Novosibirsk Tin Combine	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Gejiu Zili Mining And Metallurgy Co., Ltd.	Pongpipat Company Limited	VQB Mineral and Trading Group JSC
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
Alpha	Metallic Resources, Inc.	PT Putera Sarana Shakti (PT PSS)
Aurubis Beerse	Mineracao Taboca S.A.	PT Rajawali Rimba Perkasa
Aurubis Berango	Mining Minerals Resources SARL	PT Rajehan Ariq
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Minsur	PT Refined Bangka Tin
Chifeng Dajingzi Tin Industry Co., Ltd.	Mitsubishi Materials Corporation	PT Sariwiguna Binasentosa
China Tin Group Co., Ltd.	O.M. Manufacturing (Thailand) Co., Ltd.	PT Stanindo Inti Perkasa
CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	O.M. Manufacturing Philippines, Inc.	PT Sukses Inti Makmur
CRM Synergies	Operaciones Metalurgicas S.A.	PT Timah Nusantara
CV Ayi Jaya	PT Aries Kencana Sejahtera	PT Timah Tbk Kundur
CV Venus Inti Perkasa	PT Artha Cipta Langgeng	PT Timah Tbk Mentok
Dowa	PT ATD Makmur Mandiri Jaya	PT Tinindo Inter Nusa
DS Myanmar	PT Babel Inti Perkasa	PT Tommy Utama
EM Vinto	PT Babel Surya Alam Lestari	Resind Industria e Comercio Ltda.
Estanho de Rondonia S.A.	PT Bangka Prima Tin	Rui Da Hung
Fabrica Auricchio Industria e Comercio Ltda.	PT Bangka Serumpun	Super Ligas
Fenix Metals	PT Belitung Industri Sejahtera	Thaisarco
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT Bukit Timah	Tin Smelting Branch of Yunnan Tin Co., Ltd.
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	PT Cipta Persada Mulia	Tin Technology & Refining
HuiChang Hill Tin Industry Co., Ltd.	PT Menara Cipta Mulia	White Solder Metalurgia e Mineracao Ltda.
Jiangxi New Nanshan Technology Ltd.	PT Mitra Stania Prima	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Luna Smelter, Ltd.	PT Mitra Sukses Globalindo	Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Magnu's Minerais Metais e Ligas Ltda.	PT Premium Tin Indonesia
Magnu's Minerais Metais e Ligas Ltda.	PT Premium Tin Indonesia
Suppliers reported an additional 118 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Belgium*, Bolivia*, Brazil*, China*, Democratic Republic of the Congo*, India, Indonesia*, Japan*, Malaysia*, Myanmar*, Peru*, Philippines*, Poland*, Russian Federation, Rwanda*, Spain*, Taiwan*, Thailand*, United States*, Vietnam
*Countries of origin of conflict minerals processed by RMAP-Conformant Facilities.

Table 2: Facilities Processing Conflict Mineral – Tantalum
Facilities Identified by our Suppliers with “Conflict-Free Status – Unknown”
5D Production OU	Guangdong Rising Rare Metals-EO Materials Ltd.	Solikamsk Magnesium Works OAO
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
AMG Brasil	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	RFH Yancheng Jinye New Material Technology Co., Ltd.
D Block Metals, LLC	KEMET de Mexico	Taki Chemical Co., Ltd.
F&X Electro-Materials Ltd.	Materion Newton Inc.	TANIOBIS Co., Ltd.
FIR Metals & Resource Ltd.	Metallurgical Products India Pvt., Ltd.	TANIOBIS GmbH
Global Advanced Metals Aizu	Mineracao Taboca S.A.	TANIOBIS Japan Co., Ltd.
Global Advanced Metals Boyertown	Mitsui Mining and Smelting Co., Ltd.	TANIOBIS Smelting GmbH & Co. KG
Hengyang King Xing Lifeng New Materials Co., Ltd.	Ningxia Orient Tantalum Industry Co., Ltd.	Telex Metals
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	NPM Silmet AS	Ulba Metallurgical Plant JSC
Jiangxi Tuohong New Raw Material	PowerX Ltd.	XIMEI RESOURCES (GUANGDONG) LIMITED
JiuJiang JinXin Nonferrous Metals Co., Ltd.	QuantumClean	XinXing HaoRong Electronic Material Co., Ltd.
Jiujiang Tanbre Co., Ltd.	Resind Industria e Comercio Ltda.	Yanling Jincheng Tantalum & Niobium Co., Ltd.
Suppliers reported an additional 41 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Brazil*, China*, Estonia*, Germany*, India*, Japan*, Kazakhstan*, Mexico*, Russian Federation, Rwanda*, Thailand*, United States*
*Countries of origin of conflict minerals processed by RMAP-Conformant Facilities.

Table 3: Facilities Processing Conflict Mineral – Gold
Facilities Identified with “Conflict-Free Status – Unknown”
8853 S.p.A.	Great Wall Precious Metals Co., Ltd. of CBPM	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)
ABC Refinery Pty Ltd.	Guangdong Jinding Gold Limited	Pease & Curren
Advanced Chemical Company	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Penglai Penggang Gold Industry Co., Ltd.
African Gold Refinery	Hangzhou Fuchunjiang Smelting Co., Ltd.	Prioksky Plant of Non-Ferrous Metals
Al Etihad Gold Refinery DMCC	Hunan Chenzhou Mining Co., Ltd.	QG Refining, LLC
Albino Mountinho Lda.	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	Refinery of Seemine Gold Co., Ltd.
Alexy Metals	HwaSeong CJ CO., LTD.	SAAMP
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Industrial Refining Company	Sabin Metal Corp.
Attero Recycling Pvt Ltd	International Precious Metal Refiners	Safimet S.p.A
AU Traders and Refiners	JALAN & Company	Sai Refinery
Augmont Enterprises Private Limited	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Sam Precious Metals
Bangalore Refinery	JSC Novosibirsk Refinery	Samduck Precious Metals
Caridad	JSC Uralelectromed	Samwon Metals Corp.
Cendres + Metaux S.A.	K.A. Rasmussen	Shandong Humon Smelting Co., Ltd.
CGR Metalloys Pvt Ltd.	Kaloti Precious Metals	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Daye Non-Ferrous Metals Mining Ltd.	Kazakhmys Smelting LLC	Shenzhen CuiLu Gold Co., Ltd.
Degussa Sonne / Mond Goldhandel GmbH	Kundan Care Products Ltd.	Shenzhen Zhonghenglong Real Industry Co., Ltd.
Dijllah Gold Refinery FZC	Kyrgyzaltyn JSC	Shirpur Gold Refinery Ltd.
Dongwu Gold Group	Kyshtym Copper-Electrolytic Plant ZAO	Singway Technology Co., Ltd.
Emerald Jewel Industry India Limited (Unit 1)	L'azurde Company For Jewelry	SOE Shyolkovsky Factory of Secondary Precious Metals
Emerald Jewel Industry India Limited (Unit 2)	Lingbao Gold Co., Ltd.	Sovereign Metals
Emerald Jewel Industry India Limited (Unit 3)	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	State Research Institute Center for Physical Sciences and Technology
Emerald Jewel Industry India Limited (Unit 4)	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Sudan Gold Refinery
Emirates Gold DMCC	Marsam Metals	Super Dragon Technology Co., Ltd.
Fidelity Printers and Refiners Ltd.	MD Overseas	Tongling Nonferrous Metals Group Co., Ltd.
Fujairah Gold FZC	Metallix Refining Inc.	Umicore Precious Metals Thailand
GG Refinery Ltd.	Modeltech Sdn Bhd	Yunnan Copper Industry Co., Ltd.
GGC Gujrat Gold Centre Pvt. Ltd.	Morris and Watson
Gold Coast Refinery	Moscow Special Alloys Processing Plant
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
Abington Reldan Metals, LLC	Istanbul Gold Refinery	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Agosi AG	Italpreziosi	Ohura Precious Metal Industry Co., Ltd.
Aida Chemical Industries Co., Ltd.	Japan Mint	Planta Recuperadora de Metales SpA
Almalyk Mining and Metallurgical Complex (AMMC)	Jiangxi Copper Co., Ltd.	PT Aneka Tambang (Persero) Tbk
AngloGold Ashanti Corrego do Sitio Mineracao	JX Nippon Mining & Metals Co., Ltd.	PX Precinox S.A.
Argor-Heraeus S.A.	Kazzinc	Rand Refinery (Pty) Ltd.
Asahi Pretec Corp.	Kennecott Utah Copper LLC	REMONDIS PMR B.V.
Asahi Refining Canada Ltd.	KGHM Polska Miedz Spolka Akcyjna	Royal Canadian Mint
Asahi Refining USA Inc.	Kojima Chemicals Co., Ltd.	SAFINA A.S.
Asaka Riken Co., Ltd.	Korea Zinc Co., Ltd.	SEMPSA Joyeria Plateria S.A.
Aurubis AG	L'Orfebre S.A.	Shandong Gold Smelting Co., Ltd.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	LS-NIKKO Copper Inc.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Boliden AB	LT Metal Ltd.	Sichuan Tianze Precious Metals Co., Ltd.
C. Hafner GmbH + Co. KG	Materion	Solar Applied Materials Technology Corp.
CCR Refinery - Glencore Canada Corporation	Matsuda Sangyo Co., Ltd.	Sumitomo Metal Mining Co., Ltd.
Chimet S.p.A.	Metal Concentrators SA (Pty) Ltd.	SungEel HiMetal Co., Ltd.
Chugai Mining	Metalor Technologies (Hong Kong) Ltd.	T.C.A S.p.A
Coimpa Industrial LTDA	Metalor Technologies (Singapore) Pte., Ltd.	Tanaka Kikinzoku Kogyo K.K.
Dowa	Metalor Technologies (Suzhou) Ltd.	Tokuriki Honten Co., Ltd.
DSC (Do Sung Corporation)	Metalor Technologies S.A.	TOO Tau-Ken-Altyn
Eco-System Recycling Co., Ltd. East Plant	Metalor USA Refining Corporation	Torecom
Eco-System Recycling Co., Ltd. North Plant	Metalurgica Met-Mex Penoles S.A. De C.V.	Umicore S.A. Business Unit Precious Metals Refining
Eco-System Recycling Co., Ltd. West Plant	Mitsubishi Materials Corporation	United Precious Metal Refining, Inc.
Gold by Gold Colombia	Mitsui Mining and Smelting Co., Ltd.	Valcambi S.A.
Gold Refinery of Zijin Mining Group Co., Ltd.	MKS PAMP SA	WEEEREFINING
Heimerle + Meule GmbH	MMTC-PAMP India Pvt., Ltd.	Western Australian Mint (T/a The Perth Mint)
Heraeus Germany GmbH Co. KG	Nadir Metal Rafineri San. Ve Tic. A.S.	WIELAND Edelmetalle GmbH
Heraeus Metals Hong Kong Ltd.	Navoi Mining and Metallurgical Combinat	Yamakin Co., Ltd.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	NH Recytech Company	Yokohama Metal Co., Ltd.
Ishifuku Metal Industry Co., Ltd.	Nihon Material Co., Ltd.	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Suppliers reported an additional 72 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Andorra*, Australia*, Austria*, Belgium*, Brazil*, Canada*, Chile*, China*, Colombia*, Czechia*, France*, Germany*, Ghana, India*, Indonesia*, Italy*, Japan*, Kazakhstan*, Kyrgyzstan, Lithuania, Malaysia, Mexico*, Netherlands*, New Zealand, Norway, Philippines*, Poland*, Portugal, Russian Federation, Saudi Arabia, Singapore*, South Africa*, South Korea*, Spain*, Sudan, Sweden*, Switzerland*, Taiwan*, Thailand, Turkey*, Uganda, United Arab Emirates, United States*, Uzbekistan*, Zimbabwe
*Countries of origin of conflict minerals processed by RMAP-Conformant Facilities.

Table 4: Facilities Processing Conflict Mineral – Tungsten
Facilities Identified with “Conflict-Free Status – Unknown”
ACL Metais Eireli	Hydrometallurg, JSC	NPP Tyazhmetprom LLC
Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	OOO “Technolom” 1
Artek LLC	JSC "Kirovgrad Hard Alloys Plant"	OOO “Technolom” 2
CNMC (Guangxi) PGMA Co., Ltd.	Kenee Mining Corporation Vietnam	Unecha Refractory metals plant
DONGKUK INDUSTRIES CO., LTD.	LLC Vostok	YUDU ANSHENG TUNGSTEN CO., LTD.
HANNAE FOR T Co., Ltd.	Moliren Ltd.
Hunan Jintai New Material Co., Ltd.	Nam Viet Cromit Joint Stock Company
Facilities Identified with “Conflict-Free Status – RMAP Conformant”
A.L.M.T. Corp.	Hunan Chenzhou Mining Co., Ltd.	Malipo Haiyu Tungsten Co., Ltd.
Asia Tungsten Products Vietnam Ltd.	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	Masan High-Tech Materials
China Molybdenum Tungsten Co., Ltd.	Japan New Metals Co., Ltd.	Niagara Refining LLC
Chongyi Zhangyuan Tungsten Co., Ltd.	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Philippine Chuangxin Industrial Co., Inc.
Cronimet Brasil Ltda	Jiangxi Gan Bei Tungsten Co., Ltd.	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.
Fujian Xinlu Tungsten Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	TANIOBIS Smelting GmbH & Co. KG
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten Vietnam Joint Stock Company
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Yaosheng Tungsten Co., Ltd.	Wolfram Bergbau und Hutten AG
Global Tungsten & Powders LLC	Kennametal Fallon	Xiamen Tungsten (H.C.) Co., Ltd.
Guangdong Xianglu Tungsten Co., Ltd.	Kennametal Huntsville	Xiamen Tungsten Co., Ltd.
H.C. Starck Tungsten GmbH	Lianyou Metals Co., Ltd.
Hubei Green Tungsten Co., Ltd.	Lianyou Resources Co., Ltd.
Suppliers reported an additional 41 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers
Austria*, Brazil*, China*, Germany*, Japan*, Philippines*, Russian Federation, South Korea, Taiwan*, United States*, Vietnam*
*Countries of origin of conflict minerals processed by RMAP-Conformant Facilities.
Note: Smelter or refiner names and status as reported by the RMI as of April 16, 2024.

Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin, which included the follow-up procedures and the Risk Assessment program described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals that may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory; however, specific mine data is not. As such, suppliers have provided less information in these fields and, in some instances, have not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time that the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward-Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are necessarily estimates reflecting the judgment of Intuitive’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements include, but are not limited to, statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which Intuitive operates and Intuitive’s beliefs and assumptions regarding these economies and markets, as well as Intuitive’s actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors that could cause actual results to differ materially from those in the forward-looking statements, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report and which are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors identified under the heading “Risk Factors” in Intuitive’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by Intuitive’s other filings with the Securities and Exchange Commission. Intuitive’s actual results may differ materially and adversely from those expressed in any forward-looking statement, and Intuitive undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.